PROMISSORY NOTE

$4,794,828                                                    New York, New York
                                                                   June 12, 1997

     FOR VALUE RECEIVED, THE UNDERSIGNED TRACE INTERNATIONAL HOLDINGS, INC., a Delaware corporation formerly known as '21' International Holdings, Inc. ("Maker"), HEREBY PROMISES TO PAY to the order of FOAMEX L.P., a Delaware limited partnership ("Payee"), on demand, or if no demand is made, then on July 7, 2001, the principal amount of FOUR MILLION SEVEN HUNDRED NINETY FOUR THOUSAND EIGHT HUNDRED TWENTY EIGHT AND NO/100 DOLLARS ($4,794,828), or, if less, the outstanding principal amount hereof that has been advanced to, or for the account of, Maker by Payee together, in each case, with all accrued and outstanding interest in respect of such principal amount. This Note amends, restates, and renews the Promissory Note dated June 27, 1994 from Maker to Payee in the principal amount of Three Million Dollars ($3,000,000) as amended by the Promissory Note dated July 7, 1995 from Maker to Payee in the principal amount of Four Million Three Hundred Seventy Two Thousand Five Hundred and Sixteen Dollars ($4,372,516) and as further amended by the Promissory Note dated July 7, 1996 from Maker to Payee in the principal amount of Four Million Three Hundred Seventy Two Thousand Five Hundred and Sixteen Dollars ($4,372,516) (collectively, the "Prior Note") and has been executed and delivered by Maker and accepted by Payee in substitution for the Prior Note and certain other obligations of Maker to Payee, but not in payment, satisfaction of cancellation of the indebtedness outstanding thereunder.

     Maker promises to pay interest on the unpaid principal amount outstanding hereunder from June 12, 1997 until such principal amount is paid in full at an interest rate equal at all times to the sum of 2-3/8% plus Three-Month LIBOR per annum. Interest on the outstanding principal amount shall be payable quarterly in arrears on the first date of each calendar quarter, for the immediately preceding calendar quarter, commencing July 1, 1997; provided, however, that interest payable on July 1, 1997 shall be for the period commencing on the date of this Note and shall include interest on the Prior Note from the most recent interest payment date to, but not including, the date hereof.

     Both principal and interest are payable in lawful money of the United States of America in same day or immediately available funds to the account of Payee at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at such other place or places as the Holder may, from time to time, designate in writing. All computations of interest under this Note shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due instead on the next succeeding Business Day, and such extension of time shall in such

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case be included in the computation of such payment of interest and not in the computation of the succeeding payment of interest.

     Payee or any Holder shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Maker.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     All the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

     No failure on the part of Payee to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                                  DEFINED TERMS

     As used in this Note, the following terms have the following meanings (which meanings are equally applicable to both the singular and plural forms of the terms defined):

     "Business Day" shall mean a day that is not a Saturday, Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Holder" means Payee or any subsequent holder of this Note.

     "Three-Month LIBOR" shall mean an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum) determined for each calendar quarter two Business Days prior to the commencement of such calendar quarter (or if such date is not a business day in London as of the preceding business day in London) equal to the composite London interbank offered rate for Dollar deposits of comparable size for a maturity period of three (3) months, as published by The Bank of Nova Scotia or, if not so published, as otherwise determined in good faith by Payee.

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     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first set forth above.



                                              TRACE INTERNATIONAL HOLDINGS, INC.



                                                /s/ Philip N. Smith, Jr.
                                              --------------------------
                                              By:  Philip N. Smith, Jr.
                                              Title:  Vice President


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